Exhibit 10.36

Director Compensation Summary Term Sheet

During calendar year 2015, each non-employee member of the Board was entitled to receive an aggregate of $85,000 in cash and restricted stock. The cash portion of the compensation was paid quarterly in $10,000 increments. The remainder of such compensation was paid in restricted shares of the Company’s Class A common stock, which shares vested December 31, 2015 to individuals who were on the Board on December 31, 2015.

During calendar year 2016, each non-employee member of the Board is entitled to receive an aggregate of $130,000 in cash and restricted stock. The cash portion of the compensation will be paid quarterly in $10,000 increments. The remainder of such compensation will be paid in restricted shares of the Company’s Class A common stock, and will vest on December 31, 2016 to individuals who are on the Board on December 31, 2016.

In addition to the foregoing, each non-employee director is entitled to receive $1,500 for each Board or committee meeting attended. Further, the Chairman of each of the Executive Committee, the Nominating and Corporate Governance Committee, and the Compensation Committee is paid an additional retainer of $2,500 per quarter. The Chairman of the Board and the Chairman of the Audit Committee is each paid a retainer of $3,000 per quarter. In addition, the Chairman of the Board is entitled to receive a retainer of $90,000, payable quarterly in restricted shares of the Company’s Class A Common Stock pursuant to the terms of the Crawford & Company Non-Employee Director Stock Plan.